Exhibit 10.12

EXECUTION COPY

U.S. $350,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 28, 2009

among

BECKMAN COULTER, INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

BANK OF AMERICA, N.A.

as Sole Administrative Agent, Swing Line Lender and L/C Issuer

JPMORGAN CHASE BANK, N.A.

As Sole Syndication Agent

CITIBANK, N.A.

As Sole Documentation Agent

and

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

Schedules

Schedule 1 - List of Applicable Lending Offices

Schedule 5.02(a) - Existing Liens

Schedule 8.02 - Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A - Form of Promissory Note

Exhibit B-1 - Form of Notice of Borrowing

Exhibit B-2 - Form of Notice of Swing Line Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D-1 - Form of Opinion of Deputy General Counsel of the Borrower

Exhibit D-2 - Form of Opinion of Latham & Watkins LLP, Counsel for the Borrower

Exhibit E - Form of Opinion of Borrower’s counsel (Commitment Increase)

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 28, 2009

Among BECKMAN COULTER, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BANK OF AMERICA, N.A. (“Bank of America”), as sole administrative agent (the “Agent”) for the Lenders and L/C Issuer (each as hereinafter defined), JPMORGAN CHASE BANK, N.A., as sole syndication agent, CITIBANK, N.A., as documentation agent, and BANC OF AMERICA SECURITIES LLC, J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (each an “Arranger” and together the “Arrangers”):

PRELIMINARY STATEMENTS:

(1) The Borrower is party to an Amended and Restated Credit Agreement dated as of May 8, 2009 (as amended, supplemented or otherwise modified from time to time to (but not including) the date of this Amended and Restated Credit Agreement (this “Agreement”), the “Existing Credit Agreement”), with the banks, financial institutions and other institutional lenders party thereto, Bank of America, N.A., as agent for the lender parties, and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners.

(2) Pursuant to Amendment No. 1 to the Existing Credit Agreement dated as of December 28, 2009 (“Amendment No. 1”), the Borrower, the Required Lenders and the L/C Issuer have agreed to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety as set forth below. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance or a Swing Line Advance.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the preamble hereto.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Agent may from time to time notify to the Borrower, the L/C Issuer and the Lenders.

“Agent Parties” has the meaning specified in Section 8.02(c).

“Amendment No. 1” has the meaning specified in the preamble hereto.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and with respect to the L/C Issuer, its office specified on Schedule 8.02.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating of S&P and Moody’s in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin
	Eurodollar Advances / Letters of Credit	Base Rate Advances
Level 1
A- or A3 or higher	2.250%	1.250%
Level 2
Lower than Level 1, but at least BBB+ or Baa1	2.375%	1.375%
Level 3
Lower than Level 2, but at least BBB or Baa2	2.500%	1.500%
Level 4
Lower than Level 3, but at least BBB- or Baa3	2.625%	1.625%
Level 5
Lower than Level 4 or unrated by S&P and Moody’s	2.875%	1.875%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating of S&P and Moody’s in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1
A- or A3 or higher	0.250%
Level 2
Lower than Level 1, but at least BBB+ or Baa1	0.375%
Level 3
Lower than Level 2, but at least BBB or Baa2	0.500%
Level 4
Lower than Level 3, but at least BBB- or Baa3	0.625%
Level 5
Lower than Level 4 or unrated by S&P and Moody’s	0.625%

“Arrangers” has the meaning specified in the preamble hereto.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.16(d).

“Assumption Agreement” has the meaning specified in Section 2.16(d)(iii).

“Authorized Officer” means any Responsible Officer or the Secretary, an Assistant Secretary or an Assistant Treasurer of the Borrower.

“Bank of America” has the meaning specified in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time two Business Days prior to such day). “Prime rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrower Materials” has the meaning specified in Section 5.01(i).

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year (other than a Saturday or Sunday) on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Cash Collateralize” has the meaning specified in Section 2.21(g).

“Commitment” means, as to any Lender, such Lender’s commitment to fund Revolving Credit Advances and to participate in L/C Obligations and Swing Line Advances in the amount (a) if such Lender is an Initial Lender, the amount set forth opposite such Lender’s name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), in each case as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.16.

“Commitment Date” has the meaning specified in Section 2.16(b).

“Commitment Increase” has the meaning specified in Section 2.16(a).

“Compliance Certificate” has the meaning specified in Section 5.01(i)(i).

“Confidential Information” means information about the Borrower and its Subsidiaries and their existing and proposed operations, business plans, affairs, products and financial condition not generally disclosed to, or known by, the public that the Borrower furnishes to the Agent, the L/C Issuer or any Lender pursuant to this Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

“date hereof”, “date of this Agreement” or words of similar import shall mean May 8, 2009.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables that are payable on customary terms and incurred in the ordinary course of such Person’s business, and (ii) deferred compensation to any employee or director of the Borrower or any of its Subsidiaries), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that clauses (h) and (i) shall not include up to $75,000,000 (in the aggregate) of Debt of Persons other than the Borrower and its Subsidiaries outstanding at any time if and to the extent that (i) such Debt evidences a lease or purchase of goods or services by such Person from the Borrower or any Subsidiary of the Borrower, (ii) such Debt would not otherwise constitute Debt but for the fact that the Borrower or any Subsidiary of the Borrower (or any property of the Borrower or any Subsidiary of the Borrower) is subject to recourse liability for the payment or purchase of all or a portion thereof in connection with the sale of such Debt and (iii) such recourse liability does not exceed 15% of the sale price thereof.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate outstanding principal amount of the Revolving Credit Advances and participations in Swing Line Advances and L/C Obligations of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Revolving Credit Advances actually funded by such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Defaulted Advance and ending on the earlier of the following dates: (i) the date on which (a) the Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Advances by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 2.20) and (b) such Defaulting Lender shall have delivered to the Borrower and the Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (ii) the date on which the Borrower, the Agent and the Required Lenders waive in writing all defaults relating to the failure of such Defaulting Lender to fund.

“Defaulted Advance” means any Revolving Credit Advance that a Defaulting Lender has failed to make.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Advances, participations in L/C Obligations or participations in Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Agent in writing, or has otherwise indicated through a written statement or public announcement, that it does not intend to fund Revolving Credit Advances or participations in Swing Line Advances or L/C Obligations as required hereunder or that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit or has failed to confirm in writing to the Borrower and the Agent such Lender’s intention and ability to fund Revolving Credit Advances and participations in Swing Line Advances or L/C Obligations as required hereunder within three (3) Business Days after receipt of a written request for such confirmation from the Borrower or the Agent, or (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency or similar proceeding or to the appointment of the Federal Deposit Insurance Corporation or other receiver, custodian, conservator, trustee or similar official with respect to such Lender’s business or properties; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender by a Governmental Authority or an instrumentality thereof.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated net income for such period plus (a) the following to the extent deducted in calculating such Consolidated net income: (i) Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income and similar taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period and (iv) any other non-cash items deducted in arriving at such Consolidated net income that do not require an accrual or reserve for future cash expenses and minus (b) without duplication and to the extent included in calculating such Consolidated net income, all non-cash items increasing Consolidated net income for such period (other than the accrual of revenue and the reversal of reserves in the ordinary course).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other financial institution having a combined capital and surplus of at least $250,000,000 or other accredited investor (as defined in Regulation D under the Securities Act), in each case, unless such assignment is to a Lender or an Affiliate of a Lender, approved by the Agent, the L/C Issuer and the Swing Line Lender and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, each such approval not to be unreasonably withheld or delayed (it being understood that any objection by the Borrower to any Person reasonably considered by the Borrower to be a competitor, or an Affiliate of a competitor, of the Borrower shall be deemed to be not unreasonable); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement by, to or against the Borrower or any Subsidiary of the Borrower or with respect to the business or properties of the Borrower or any Subsidiary of the Borrower relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, in each case as applicable to the Borrower or any Subsidiary of the Borrower or with respect to the business or properties of the Borrower or any Subsidiary of the Borrower.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required to be obtained by the Borrower or any Subsidiary of the Borrower or required in respect of any business or properties of the Borrower or any Subsidiary of the Borrower under any Environmental Law.

“Equipment for Resale” means any instrument systems and related accessories and components manufactured or assembled by or on behalf of the Borrower or any of its Subsidiaries that are owned by the Borrower or such Subsidiary and held for placement or placed (pursuant to leases, bailment arrangements or rental agreements) in facilities of the Borrower’s or such Subsidiary’s customers (including distributors, commission representatives, agents and their customers).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution, or the written threat of institution, by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fitch” means Fitch, Inc.

“Funded Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) with respect to any capitalized leases, the capitalized amount thereof that would appear on a balance sheet of such persion prepared in accordance with GAAP, (e) all reimbursement obligations (other than contingent obligations) of such Person in respect of acceptances, letters of credit or similar extensions of credit, (f) all guaranties of unconsolidated Indebtedness for borrowed money guaranteed directly or indirectly in any manner by such Person; provided, however, that the foregoing clause (f) shall not include up to $75,000,000 (in the aggregate) of Funded Debt of Persons other than the Borrower and its Subsidiaries outstanding at any time if and to the extent that (i) such Funded Debt evidences a lease or purchase of goods or services by such Person from the Borrower or any Subsidiary of the Borrower, (ii) such Funded Debt would not otherwise constitute Funded Debt but for the fact that the Borrower or any Subsidiary of the Borrower (or any property of the Borrower or any Subsidiary of the Borrower) is subject to recourse liability for the payment or purchase of all or a portion thereof in connection with the sale of such Funded Debt and (iii) such recourse liability does not exceed 15% of the sale price thereof.

“GAAP” means generally accepted accounting principles (subject to Section 1.03, consistent with those applied in the preparation of any financial statements referred to in Section 4.01(e) hereof) in the United States of America as in effect on the date of this Agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such other statement by such other entity as approved by a significant segment of the United States accounting profession.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning specified in Section 8.07(h).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency or commodity future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.16(a).

“Increasing Lender” has the meaning specified in Section 2.16(b).

“Information Memorandum” means the information memorandum dated April 8, 2009 used by the Agent and the Arrangers in connection with the syndication of the Commitments.

“Initial Lenders” has the meaning specified in the preamble hereto.

“Interest Expense” means, for any period, the sum of (i) interest expense, including, without limitation and without duplication, (a) amortization of debt discount, (b) amortization of fees (including, without limitation, fees payable in respect of Hedge Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense, and (c) the portion of any liabilities incurred in connection with capitalized leases allocable to interest expense, in each case of the Borrower and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP for such period, and (ii) any dividends paid or accrued in respect of any preferred stock of the Borrower during such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(c) in the case of any such Revolving Credit Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 4:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” shall have the meaning ascribed to such term under GAAP.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Ratable Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.16 and each Person that shall become a party hereto pursuant to Section 8.07 and, as the context requires, includes the Swing Line Lender.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.21(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change (or any event or condition which, solely with the passage of time, has a substantial likelihood of causing or resulting in a material adverse change) in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent, the L/C Issuer or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02.

“Notice of Swing Line Borrowing” means a notice of a Swing Line Borrowing pursuant to Section 2.17(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

“Other Taxes” has the meaning specified in Section 2.13.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, landlords’, bailees’, carriers’, warehousmen’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or, if so overdue, are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits in the ordinary course of business to secure non-delinquent obligations incurred in the ordinary course of business (other than for borrowed money) or non-delinquent obligations under workers’ compensation or unemployment laws or similar legislation or to secure the performance of public regulatory obligations which are not delinquent, bid, surety and appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money), deposits with utility companies or insurance carriers in the ordinary course of business, and bankers’ liens or rights of setoff with respect to bank accounts; (d) Uniform Commercial Code financing statements (or similar statements under foreign laws) filed for precautionary purposes in connection with any true lease of property which is not prohibited under this Agreement and under which the Borrower or any of its Subsidiaries is lessee, provided that any such financing statement does not cover any property other than the property subject to such lease and the proceeds thereof; and Uniform Commercial Code financing statements filed in connection with any Liens otherwise permitted under this Agreement, provided that any such financing statements do not cover any property other than the property subject to such Liens and the proceeds thereof; (e) easements, rights of way and other non-monetary encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (f) any Liens arising as a result of a sale or discount in the ordinary course of business by the Borrower or any Subsidiary of the Borrower of customer leases or other receivables for cash in a amount not less than the fair market value thereof (after taking into account customary reserves for losses, yield protection, fees and similar matters), provided that such Liens shall cover only the assets sold or the equipment subject to such leases and the proceeds thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.01(i).

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the comparable ratings of Fitch shall be substituted for the ratings of S&P or Moody’s, as the case may be; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of Applicable Margin or Applicable Percentage, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. Anything contained herein to the contrary notwithstanding, for purposes of determining the Applicable Margin or the Applicable Percentage at any time, (i) if either S&P or Moody’s shall no longer be in the business of issuing public debt ratings, the comparable ratings of Fitch shall be substituted for the ratings of S&P or Moody’s, as the case may be, and (ii) if neither S&P nor Moody’s shall be in the business of issuing such ratings, the Applicable Margin and the Applicable Percentage will be determined in accordance with clause (b) above.

“Public Lender” has the meaning specified in Section 5.01(i).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Rate Set Notice” has the meaning specified in Section 2.02(a).

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders owed at least a majority in interest of the Commitments or, after the Commitments have terminated, a majority in interest of the then aggregate unpaid principal amount of the Advances and L/C Obligations owing to Lenders (with the aggregate amount of each Lender’s risk participation in L/C Obligations and Swing Line Advances being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Advances and L/C Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower.

“Restatement Effective Date” means the “Restatement Effective Date” as defined in Amendment No. 1.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means each Subsidiary now existing or hereafter acquired or formed, and each successor thereto, which accounts for more than 5% of (i) the Consolidated gross revenues of the Borrower and its Subsidiaries, (ii) Consolidated EBITDA, or (iii) the Consolidated assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Borrower with respect to which, pursuant to clauses (i) or (ii) of Section 5.01(i), financial statements have been, or are required to have been, delivered by the Borrower.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property constitutes an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 8.07(h).

“Specified Officer” means any Responsible Officer, the Secretary and General Counsel of the Borrower, and any other executive officer identified as such in the Borrower’s annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advance” means an advance made by the Swing Line Lender pursuant to Section 2.17.

“Swing Line Lender” means Bank of America.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate Unused Commitments. The Swing Line Sublimit is part of, and not in addition to, the aggregate Commitments.

“Taxes” has the meaning specified in Section 2.13.

“Termination Date” means the earlier of (a) May 8, 2012 and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Type” shall have the meaning ascribed to such term in the definition of the term “Revolving Credit Advance”.

“Unreimbursed Amount” has the meaning specified in Section 2.21(c)(i).

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate principal amount of all Swing Line Advances then outstanding plus (iii) such Lender’s Ratable Share of the aggregate principal amount of all L/C Obligations then outstanding.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. In the event any “Accounting Change” (as defined below) shall occur and such changes affect the calculation of any financial covenant set forth in Section 5.03 of this Agreement, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and Required Lenders, (A) such financial covenants, shall be calculated as if such Accounting Change had not been made, and (B) the Borrower shall include with each compliance certificate and the financial statements required to be delivered hereunder, a reconciliation that shows the differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change). “Accounting Change” means an accounting pronouncement issued or in effect on or after December 31, 2008 which results in a change in accounting principles required by generally accepted accounting principles and implemented by the Borrower.

SECTION 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or on the Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by facsimile transmission or electronic mail message. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed promptly in writing, or facsimile transmission or electronic mail message, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of

Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. The Agent shall provide to the Borrower a notice specifying the rate and the Interest Period applicable to such Revolving Credit Borrowing one Business Day following receipt of such notice (a “Rate Set Notice”), and the Borrower may deem such Rate Set Notice to be an acknowledgment from the Agent of receipt of such request for a Borrowing. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Office, in same day funds, such Lender’s Ratable Share of such Revolving Credit Borrowing. Promptly after the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower no later than 4:00 P.M. (New York City time) at the Agent’s Office; provided, however, that if, on the date the Notice of Revolving Credit Borrowing with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(b) Anything in Section 2.02 (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Revolving Credit Borrowings.

(c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing or to fund participations in Letters of Credit and Swing Line Advances shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing or to fund participations in Letters of Credit and Swing Line Advances, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing or to fund participations in Letters of Credit and Swing Line Advances.

SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender (other than a Defaulting Lender) a facility fee on the actual daily amount (determined after giving effect to processing functions on such day) of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or the Assignment and

Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2009, and on the Termination Date.

(b) Fees of the Agent and the Arrangers. The Borrower shall pay to the Agent and each of the Arrangers for their respective accounts such fees as may from time to time be agreed between the Borrower and the Agent and the Arrangers.

SECTION 2.04. Termination or Reduction of the Commitments. (a) Ratable Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and provided, further, if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(b) Non-Ratable Reduction. The Borrower shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Commitment. Such termination shall be effective with respect to such Defaulting Lender’s Unused Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice. Upon termination of a Lender’s Commitment under this Section 2.04(b), the Borrower will pay all principal of, and interest accrued to the date of such payment on, Revolving Credit Advances owing to such Defaulting Lender and pay any accrued facility fee payable to such Defaulting Lender pursuant to the provisions of Section 2.03(a), and all other amounts payable to such Defaulting Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.10, any indemnification for taxes under Section 2.13, and any compensation payments due as provided in Section 8.04(c)); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.10, 2.13 and 8.04, and its obligations under Section 7.06 shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Borrower may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.04(b) may not be reinstated; provided, further, that if pursuant to this Section 2.04(b), the Borrower shall pay to a Defaulting Lender any principal of, or interest accrued on, the Revolving Credit Advances owing to such Defaulting Lender, then the Borrower shall either (x) confirm to the Agent that the conditions set forth in Section 3.02(a)(i) and (ii) are met on and as of such date of payment (and such conditions shall in fact be met on such date as if a Borrowing in the amount required to pay a ratable amount of principal and interest to each other Lender were made on such date) or (y) pay or cause to be paid a ratable payment of principal and interest to all Lenders who are not Defaulting Lenders.

SECTION 2.05. Repayment. (a) The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b) The Borrower shall repay each Swing Line Advance on the earlier to occur of (i) the date ten Business Days after such Swing Line Advance is made and (ii) the Termination Date.

SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance or L/C Advance owing to each Lender or the L/C Issuer from the date of such Advance or L/C Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance and for each Swing Line Advance and each L/C Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus, the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance and the L/C Advances owing to each Lender or the L/C Issuer, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2.00% above the interest rate required to be paid on such Advance or L/C Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.00% above the interest rate required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.07. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders and the L/C Issuer of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Revolving Credit Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or an Event of Default with respect to the requirements of Section 5.03, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08. Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Revolving Credit Advances of one Type comprising the same Revolving Credit Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b) . Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Revolving Credit Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments. (a) The Borrower may, upon same day notice not later than 12:00 noon (New York City time), with respect to Base Rate Advances or at least three Business Days’ notice with respect to Eurodollar Rate Advances to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Advances in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if the outstanding amounts of Swing Line Advances are less than $100,000, the entire remaining balance thereof. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the aggregate principal amount of the Advances plus the aggregate L/C Obligations at any time exceed the aggregate Commitments then in effect, the Borrower shall immediately prepay Advances and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.09(c) unless after the prepayment in full of the Advances the aggregate L/C Obligations exceed the aggregate Commitments then in effect.

SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request issued or made after the date hereof by any central bank or other Governmental Authority having jurisdiction over a Lender or the L/C Issuer (whether or not having the force of law), there shall be any increase in the cost to such Lender or the L/C Issuer of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender or the L/C Issuer is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within five days after written demand by such Lender or the L/C Issuer together with a calculation of the amount demanded in reasonable detail (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or the L/C Issuer, as the case may be, additional amounts sufficient to compensate such Lender or the L/C Issuer, as the case may be, for such increased cost; provided, however, that the Borrower shall not be liable under this Section 2.10(a) for the payment of any such amounts incurred or accrued more than 90 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Borrower hereunder; provided, further, that if the event or occurrence giving rise to such obligation is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (1) if the Borrower objects in good faith to any payment demanded under this Section 2.10(a) on or before the date such payment is due, then the Borrower and the Lender or the L/C Issuer demanding such payment shall enter into discussions to review the amount due and the Borrower’s obligation to pay such amount to such Lender or the L/C Issuer, as the case may be, shall be deferred for 30 days after the original demand for payment and (2) if the Borrower and such Lender or the L/C Issuer, as the case may be, do not otherwise reach agreement on the amount due during such 30 day period, the Borrower shall pay to such Lender or the L/C Issuer, as the case may be, at the end of such 30 day period the amount certified by such Lender or the L/C Issuer to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by any Lender or the L/C Issuer shall be conclusive and binding for all purposes, absent manifest error. If any Lender shall request any payment from the Borrower under this Section 2.10(a) in respect of any increased costs, such Lender agrees, upon request by the Borrower, to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would avoid or reduce any such increased costs and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance after the date hereof with any guideline or request issued or made after the date hereof by any central bank or other Governmental Authority having jurisdiction over a Lender or the L/C Issuer (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by such Lender, the L/C Issuer or any corporation controlling such Lender or the L/C Issuer as a result of or based upon the existence of such Lender’s or the L/C Issuer’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, within five days after written demand by such Lender or the L/C Issuer together with a calculation of the amount demanded in reasonable detail (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender or the L/C Issuer, as the case may be, from time to time as specified by such Lender or the L/C Issuer, as the case may be, additional amounts sufficient to compensate such Lender, the L/C Issuer or such corporation in the light of such circumstances, to the extent that such Lender or the L/C Issuer, as the case may be, reasonably determines such increase in capital to be allocable to the existence of such Lender’s or the L/C Issuers commitment to lend hereunder or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided, however, that the Borrower shall not be liable under this Section 2.10(b) for the payment of any such amounts incurred or accrued more than 90 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Borrower hereunder; provided, further, that if the event or occurrence giving rise to such obligation is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (1) if the Borrower objects in good faith to any payment demanded under this Section 2.10(b) on or before the date such payment is due, then the Borrower and the Lender or the L/C Issuer demanding such payment shall enter into discussions to review the amount due and the Borrower’s obligation to pay such amount to such Lender or the L/C Issuer, as the case may be, shall be deferred for 30 days after the original demand for payment and (2) if the Borrower and such Lender or the L/C Issuer, as the case may be, do not otherwise reach agreement on the amount due during such 30 day period, the Borrower shall pay to such Lender or the L/C Issuer, as the case may be, at the end of such 30 day period the amount certified by such Lender or the L/C Issuer to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by such Lender or the L/C Issuer shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, after the date hereof, makes it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender asserts after the date hereof that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (a) each Eurodollar Rate Advance will automatically, upon the later of such demand and the date required by applicable law, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under any Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Office in same day funds.

The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the L/C Issuer to such Lender or the L/C Issuer for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.16, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender and the L/C Issuer, if and to the extent payment owed to such Lender or the L/C Issuer is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender or the L/C Issuer any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender and the L/C Issuer on such due date an amount equal to the amount then due such Lender or the L/C Issuer. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender and the L/C Issuer, as the case may be, shall repay to the Agent forthwith on demand such amount distributed to such Lender or the L/C Issuer together with interest thereon, for each day from the date such amount is distributed to such Lender or the L/C Issuer until the date such Lender or the L/C Issuer, as the case may be, repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes. (a) Except as provided in Section 2.13(f), any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the L/C Issuer and the Agent, taxes imposed on its overall net income, and franchise taxes imposed in lieu thereof, by the jurisdiction under the laws of which such Lender, the L/C Issuer or the Agent is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed in lieu thereof, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, the L/C Issuer or the Agent, (i) except as provided in Section 2.13(f), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender, the L/C Issuer or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay when due any present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Agreement or any Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender, the L/C Issuer and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender, the L/C Issuer or the Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. These indemnification payments shall be made within 30 days from the date on which such Lender, the L/C Issuer or the Agent makes written demand therefor, accompanied by a calculation in reasonable detail of the amount demanded and evidence of the Taxes, Other Taxes or taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13 imposed or paid by the Agent, the L/C Issuer or any Lender.

(d) Within 30 days after the date of any payment of Taxes, by the Borrower pursuant to this Section 2.13, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, evidence reasonably satisfactory to the Agent of such payment.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance or Assumption Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes and (ii) if such Lender is claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Internal Revenue Code, a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code. In addition to the forms described in the immediately preceding sentence, each Lender organized under the laws of a jurisdiction outside the United States shall, upon the request of the Borrower or the Agent in writing, (i) provide each of the Agent and the Borrower with two further copies of such forms or other appropriate certification of such forms on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower, and (ii) obtain such extensions of the time for the filing and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Agent. If the form (or forms) provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance or Assumption Agreement pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. For purposes of this subsection (e), the term “United States” shall have the meaning specified in Section 7701 of the Internal Revenue Code.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) or failed to seek an extension of the time for filing such successor form as required in writing to do so by the Agent or the Borrower in accordance with Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that, should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at such Lender’s expense) as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) In the event that an additional payment is made under Section 2.13(a) or (c) for the account of any Lender, the L/C Issuer or the Agent, such Lender, the L/C Issuer or the Agent, as applicable, shall determine whether it has received or been granted a Tax Benefit (as defined hereinafter), and if such Lender, the L/C Issuer or the Agent, as applicable, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by or for it in respect of or calculated with reference to such payment or the deduction or withholding giving rise to such payment (a “Tax Benefit”), such Lender, the L/C Issuer or the Agent shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment pay to the Borrower such amount as such Lender, the L/C Issuer or the Agent shall, in its sole discretion, have determined to be attributable to such Tax Benefit and which will leave such Lender, the L/C Issuer or the Agent (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such payment, deduction or withholding. Nothing herein contained shall interfere with the right of a Lender, the L/C Issuer or the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender, the L/C Issuer or the Agent to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender, the L/C Issuer or the Agent to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) If the Borrower is required to pay any amount to any Lender, the L/C Issuer or the Agent pursuant to subsection (a), (b), or (c) of this Section 2.13, then such Lender, the L/C Issuer or the Agent shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office so as to eliminate (or, if elimination is not reasonably possible, to minimize) any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Lender, the L/C Issuer or the Agent, as the case may be, is not otherwise disadvantageous to such Lender, the L/C Issuer or the Agent.

(i) Upon reasonable request in writing by the Borrower, each Lender organized under the laws of the United States (or any political subdivision thereof) shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-9 (or any successor form) to the extent applicable with respect to such Lender.

(j) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and each Lender, the L/C Issuer and the Agent contained in this Section 2.13 shall survive the repayment of the Advances and the other obligations hereunder or under any Notes and the termination of the Commitments hereunder.

SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances and participations in Swing Line Advances and L/C Obligations owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances and participations in Swing Line Advances and L/C Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lenders) such participations in the Revolving Credit Advances and subparticipations in the Swing Line Advances and L/C Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that:

(a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; and

(b) the provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Advances or subparticipations in Swing Line Advances or L/C Obligations to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances and Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds) solely for working capital and other general corporate purposes of the Borrower and its domestic Subsidiaries, including but not limited to commercial paper backstop and permitted acquisitions.

SECTION 2.16. Increase in the Aggregate Commitments. (a) The Borrower may, at any time prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitments be increased by an amount of $50,000,000 or more (each a “Commitment Increase”), effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $450,000,000, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 shall be satisfied, and (iii) on the Commitment Date (as defined below) and after giving effect to the Commitment Increase, the Borrower’s Public Debt Ratings shall be at least BBB- by S&P or Baa3 by Moody’s.

(b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date, and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in proportion to the amounts offered by such Lenders or as otherwise agreed among each such Lender, the Borrower and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.16(b) (an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the applicable amount determined in accordance with Section 2.16(b) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) certified copies of resolutions of the Board of Directors of the Borrower approving the Commitment Increase and the corresponding modifications to this Agreement;

(ii) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit E hereto;

(iii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Borrower; and

(iv) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.16(d), and subject to the conditions specified in Section 2.16(a), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile transmission or electronic mail message, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

SECTION 2.17. Swing Line Advances. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Advances, when aggregated with the Ratable Share of the outstanding principal amount of Revolving Credit Advances of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that no Swing Line Advance shall exceed the aggregate Unused Commitments, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.17, prepay under Section 2.09, and reborrow under this Section 2.17. Each Swing Line Advance shall be a Base Rate Advance. Immediately upon the making of a Swing Line Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Ratable Share times the amount of such Swing Line Advance.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day and which may be the same day as the day on which such notice is given. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by an Authorized Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Advance as a result of the limitations set forth in the first proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Advance available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Advances.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender’s Ratable Share of the amount of Swing Line Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Credit Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the Unused Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Revolving Credit Borrowing promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Ratable Share of the amount specified in such Notice of Revolving Credit Borrowing available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Revolving Credit Borrowing, whereupon, subject to Section 2.17(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Advance cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.17(c)(i), the request for Base Rate Advances submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Advance and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Advance, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.17(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.17(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Advance, if the Swing Line Lender receives any payment on account of such Swing Line Advance, the Swing Line Lender will distribute to such Lender its Ratable Share thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Advance is required to be returned by the Swing Line Lender under any circumstances (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Ratable Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances. Until each Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.17 to refinance such Lender’s Ratable Share of any Swing Line Advance, interest in respect of such Ratable Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

SECTION 2.18. Replacement of Lenders. If any Lender (a) requests the payment of additional amounts under Sections 2.10 or 2.13, (b) is unable to make Eurodollar Rate Advances in accordance with Section 2.11, (c) is a Defaulting Lender, or (d) refuses to consent to a proposed amendment, waiver or other modification which requires the consent of all Lenders and has been approved by Required Lenders (any such Lender, an “Affected Lender”), then Borrower may, at its option replace such Lender with an Eligible Assignee (which may be another Lender or an Affiliate of a Lender) which executes and delivers to the Affected Lender an Assignment and Acceptance with respect to the Commitments of the Affected Lender, and in such case the Affected Lender shall execute and deliver to such replacement lender an Assignment and Acceptance and, in consideration of the purchase, at par, without premium or penalty, of the Advances and L/C Advances of such Affected Lender and the assumption of its obligations hereunder, assign to the replacement lender its Commitments and outstanding Advances and L/C Advances hereunder. In the event of an assignment under this Section, the processing fee referred to in Section 8.07 hereof shall be paid by the Borrower, provided, that no such fee shall be paid if the assignment is to an existing Lender.

SECTION 2.19. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender. In addition, each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Advances and L/C Obligations.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.20. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, (a) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any prepayment of the Revolving Credit Advances shall, if the Borrower so directs at the time of making such prepayment, be applied to the Revolving Credit Advances of other Lenders as if such Defaulting Lender had no Revolving Credit Advances, outstanding; (b) such Defaulting Lender’s Unused Commitment shall be excluded for purposes of calculating the facility fee payable to Lenders pursuant to Section 2.03(a) in respect of any day during any Default Period with respect to such Defaulting Lender; and (c) the aggregate amount of the Revolving Credit Advances as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Advances of such Defaulting Lender for purposes of determining the aggregate amount of the total Commitments available to be drawn by the Borrower. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower or any Lender of its obligations hereunder shall not be excused or otherwise modified as a result of any failure by a Defaulting Lender to fund or the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies that the Borrower, the Agent or any other Lender may have against such Defaulting Lender with respect to any Defaulted Advance.

SECTION 2.21. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.21, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the sum of the aggregate principal amount of the outstanding Advances and the aggregate L/C Obligations shall not exceed the aggregate Commitments, (y) the aggregate principal amount of the Revolving Credit Advances of any Lender, plus such Lender’s Ratable Share of the outstanding amount of all L/C Obligations, plus such Lender’s Ratable Share of the outstanding principal amount of all Swing Line Advances shall not exceed such Lender’s Commitment, and (z) the outstanding amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.21(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law or regulation applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than United States dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.21(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 1:00 p.m. (New York City time) at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Ratable Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer will issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. The Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.21(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit or any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof. Not later than 12:00 noon (New York City time) on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Ratable Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate

Advances, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 3.02. Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.21(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.21(c)(i) make funds available to the Agent for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Ratable Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.21(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate described in Section 2.06(b) . In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.21(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.21.

(iv) Until each Lender funds its Revolving Credit Advance or L/C Advance pursuant to this Section 2.21(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Ratable Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Credit Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.21(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.21(c) is subject to the conditions set forth in Section 3.02. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.21(c) by the time specified in Section 2.21(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.21(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Ratable Share thereof in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.21(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Ratable Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or other debtor relief law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary of the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.21(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. Sections 2.09 and 6.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.21, Section 2.09 and Section 6.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Ratable Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at a rate per annum equal at all times to 2.00% above the Applicable Margin.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum agreed between the L/C Issuer and the Borrower, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the parties to Amendment No. 1 acknowledge that each of the following conditions precedent was satisfied on or prior to May 8, 2009):

(a) There shall have occurred no Material Adverse Change since December 31, 2008.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) would be reasonably likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

(f) The Borrower shall have paid all accrued fees and expenses of the Agent, the Arrangers and the Lenders (including the accrued fees and expenses of counsel to the Agent for which an invoice has been received prior to the Effective Date).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by an Authorized Officer, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Lender:

(i) Duly executed counterparts of this Agreement and, to the extent requested by any Lender pursuant to Section 2.19(a), Notes payable to the order of each such Lender.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and any Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of each of (A) the Deputy General Counsel to the Borrower, and (B) Latham & Watkins LLP, special counsel for the Borrower, in substantially the forms of Exhibits D-1 and D-2 hereto, respectively.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(vi) Such other information, certificates and documents as the Agent may reasonably request on behalf of itself or any Lender.

(i) All outstanding principal of, and accrued interest on, the indebtedness outstanding under the Existing Credit Agreement, together with all fees and other amounts payable thereunder, shall have been paid in full or will be paid in full upon disbursement of the initial Advances hereunder.

SECTION 3.02. Conditions Precedent to Each Borrowing, L/C Credit Extension and Commitment Increase. The obligation of each Lender to make an Advance (other than a Swing Line Advance made by a Lender pursuant to Section 2.17(c)) on the occasion of each Borrowing, the obligation of the L/C Issuer to provide a L/C Credit Extension and each Commitment Increase pursuant to Section 2.16 shall be subject to the conditions precedent that the Effective Date shall have occurred, and on the date of such Borrowing, such L/C Credit Extension or on the applicable Increase Date, as the case may be, (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Letter of Credit Application, request for Commitment Increase, and the acceptance by the Borrower of the proceeds of such Borrowing, such L/C Credit Extension or such increase, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such L/C Credit Extension or on such Increase Date, as the case may be, such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings and L/C Credit Extensions, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are true and correct on and as of the date of such Borrowing or L/C Credit Extension, before and after giving effect to such Borrowing or L/C Credit Extension and to the application of the proceeds therefrom, or on and as of such Increase Date, as the case may be, as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case as though made on and as of such earlier date); and

(ii) no event has occurred and is continuing, or would result from such Borrowing or L/C Credit Extension or from the application of the proceeds therefrom, or from such Commitment Increase, as the case may be, that constitutes a Default;

(b) in the case of a Commitment Increase, the Agent shall have received from the Borrower, in exchange for surrendered Notes, new Notes payable to the order of each Lender with an increased Commitment in the amount of its respective Commitment, but only to the extent such a new Note is requested by such Lender pursuant to Section 2.19(a) and (c) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Swing Line Lender will not be required to make any Swing Line Advance, unless the Swing Line Lender is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the non-Defaulting Lenders or by cash collateralization or a combination thereof satisfactory to the Swing Line Lender.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and any Notes to be delivered by it and the consummation of the transactions contemplated hereby or thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter or by-laws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on the Borrower or any property of the Borrower or (iii) conflict with or result in a breach of any contractual restriction binding on or affecting the Borrower, except, in the case of (ii) or (iii) above, to the extent that such contravention could not reasonably be expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes to be delivered by it.

(d) This Agreement has been, and any Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and any Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, copies of which have been delivered or made available to the Lenders, fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Borrower and its Subsidiaries for the period ended on such date. Since December 31, 2008, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of any Specified Officer, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, against the Borrower or any of its Subsidiaries or affecting the properties of the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) would be reasonably likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System (“Regulation U”)), and no proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances or issuance of Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(i) Neither the Information Memorandum, as supplemented by the Borrower to the Lenders (or to the Agent for distribution to the Lenders) in writing prior to the date hereof, nor any other written factual information, exhibit or report furnished by the Borrower in writing to the Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement, contained, as of the date furnished, any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, taken as a whole, not misleading in the light of the circumstances under which the Information Memorandum or such other information, exhibit or report was delivered.

(j) The Borrower and its Subsidiaries taken as a whole are and, after the receipt and application of each of the Advances and Letters of Credit in accordance with the terms of this Agreement, will be Solvent.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants

So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Regulation U, ERISA, Environmental Laws and the Patriot Act, if failure to so comply could reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (A) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (B) if the failure to pay or discharge any such tax, assessment, charge or claim could not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, (i) its corporate existence and (ii) its rights (charter and statutory), permits, licenses, approvals, privileges and franchises in each jurisdiction where necessary or where failure to do so could reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation, liquidation, dissolution or winding up permitted under Section 5.02(b) and provided, further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the officers authorized by the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lenders.

(e) Visitation Rights. At any reasonable time during normal business hours and from time to time, on reasonable prior notice to the Borrower, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and, in the company of a Responsible Officer or his designee, with their independent certified public accountants; provided, however, that when a Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors), may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct (in all material respects) entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are useful or necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that this Section 5.01(h) shall not apply to transactions between or among the Borrower and its Subsidiaries.

(i) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event no later than the earlier of (x) five days after the same are required to be filed with the Securities and Exchange Commission and (y) 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Responsible Officer as having been prepared in accordance with generally accepted accounting principles, together with a certificate of an Authorized Officer as to compliance with the terms of this Agreement and setting forth, in a form reasonably satisfactory to the Agent, the calculations necessary to demonstrate compliance with Section 5.03 (a “Compliance Certificate”), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event no later than the earlier of (x) five days after the same is required to be filed with the Securities and Exchange Commission and (y) 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of KPMG LLP or other independent public accountants of national standing that the Consolidated financial statements fairly present in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries in conformity with generally accepted accounting principles (without qualification as to going concern or scope of audit), together with a Compliance Certificate, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within two Business Days after any Responsible Officer obtains knowledge of the occurrence of any Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to its public securityholders, and copies of all reports on Form 8-K that the Borrower or any Subsidiary files with the Securities and Exchange Commission;

(v) promptly after, and in any event within two Business Days after a Specified Officer obtains knowledge of, the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(i)(i) or (ii) or Section 5.01(i)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 8.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, the L/C Issuer and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall deliver paper copies of such documents to the Agent, the L/C Issuer or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent, the L/C Issuer or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.01(i)(i) or (ii) to the Agent. Except for such compliance certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender and the L/C Issuer shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (x) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (y) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 8.08); and (z) upon the Agent’s receipt of written confirmation from the Borrower that Borrower Materials are permitted to be made available to Lenders, (A) any such Borrower Materials marked “PUBLIC” shall be permitted to be made available through a portion of the Platform designated “Public Side Information;” and (B) any such Borrower Materials that are not marked “PUBLIC” shall be treated by the Agent as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

SECTION 5.02. Negative Covenants

So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income (except by a Subsidiary in favor of the Borrower or any of its Subsidiaries), other than:

(i) Permitted Liens,

(ii) purchase money Liens (including capital leases) upon or in any real or personal property (tangible or intangible) acquired or held by the Borrower or any Subsidiary to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property, or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, constructed or improved and the proceeds thereof and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced and the proceeds thereof, provided, further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed 100% of the fair market value of property so acquired at the time of acquisition.

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on assets acquired by the Borrower or any Subsidiary of the Borrower existing at the time that such assets are acquired; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and proceeds thereof,

(v) possessory rights of customers of the Borrower and its Subsidiaries in Equipment for Resale arising under leases, bailment arrangements and rental agreements entered into in the ordinary course of business of the Borrower or such Subsidiary,

(vi) Liens upon specific items of Inventory and the proceeds thereof securing the obligations of the Borrower or any of its Subsidiaries in respect of bankers’ acceptances issued or created for the account of the Borrower or such Subsidiary to facilitate the purchase, shipment or storage of such Inventory,

(vii) Liens arising in connection with trade letters of credit issued to secure the purchase of Inventory in the ordinary course of business of the Borrower and its Subsidiaries, provided that such Liens shall cover only the documents in respect of which such letters of credit were issued, the goods covered thereby and the insurance proceeds of such goods,

(viii) Liens arising out of judgments or awards (other than any judgment described in Section 6.01(f) or (g) hereof and constituting an Event of Default thereunder) in respect of which, within 30 days after the imposition thereof, the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award,

(ix) security and other deposits made by the Borrower or any Subsidiary of the Borrower under the terms of any lease or sublease of property entered into by the Borrower or any such Subsidiary in the ordinary course of business,

(x) voluntary Liens in favor of the PBGC arising in connection with any insufficiency resulting from the actions of, and with respect to any Plan of the Borrower or any ERISA Affiliate, securing obligations not exceeding $75,000,000,

(xi) other Liens securing Debt in an aggregate principal amount not to exceed $75,000,000 at any time outstanding,

(xii) sales or discounts in the ordinary course of business by the Borrower or any Subsidiary of the Borrower of customer leases or other receivables for cash in an amount not less than the fair market value thereof (after taking into account customary reserves for losses, yield protection, fees and similar matters), and

(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount by more than the sum of accrued and unpaid interest and normal and customary prepayment penalties or premiums, costs, fees and expenses payable in connection therewith or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, (iii) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, and (iv) any Subsidiary of the Borrower may merge into or dispose of its assets to any other Person so long as such merger or disposition does not involve all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Any voluntary liquidation, dissolution or winding up of any Subsidiary of the Borrower shall be deemed to be a merger for purposes of this subsection.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or any applicable law, rule or regulation, except that any Subsidiary may change its fiscal year to that of the Borrower.

(d) Change in Nature of Business. Permit the material business activities, taken as a whole, of the Borrower and its Subsidiaries to be altered in any substantial and material way.

(e) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions except (i) to hedge the exposure of the Borrower or its Subsidiaries to the underlying commodity, interest rate, foreign currency or (ii) with respect to any transaction or agreement pursuant to which the Borrower is entitled to effect settlement of its obligations thereunder by delivery of shares of its common stock.

(f) Subsidiary Debt. Permit its Subsidiaries to incur Debt to a Person other than the Borrower or any of its Subsidiaries in excess of $250,000,000, in the aggregate, at any time outstanding.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain, at the end of each fiscal quarter of the Borrower, a ratio of Consolidated Funded Debt as of such date to Consolidated EBITDA for the four fiscal quarters ending on such date of not greater than 3.25:1.00.

(b) Interest Coverage Ratio. Maintain, at the end of each fiscal quarter of the Borrower, a ratio of Consolidated EBITDA to Interest Expense of not less than 3.5:1.0 for the four fiscal quarters ending on such date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance or any L/C Obligation when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or L/C Obligation or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (i)(iii), 5.02 or 5.03, (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(i) (other than clause (iii) thereof) if such failure shall remain unremedied for three Business Days after the earlier of (A) knowledge thereof by any Specified Officer and (B) the date on which written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (A) knowledge thereof by any Specified Officer and (B) the date on which written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and as a result thereof the maturity of such Debt is accelerated; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (except for (x) any secured debt that becomes due by reason of the sale or other disposition of the asset securing such debt provided such debt is repaid at the time of such sale or disposition and (y) any debt of a Subsidiary that becomes due by reason of the sale or other disposition of such Subsidiary provided such debt is repaid at the time of such sale or disposition); or

(e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (except for any such liquidation or winding up of any Significant Subsidiary of the Borrower permitted under this Agreement), or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) to the extent that and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not declined the claim made for payment of, the amount of such judgment or order; or

(g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

(i) The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(j) The Borrower asserts, or a final non-appealable determination is rendered by a court of competent jurisdiction to the effect, that this Agreement or any Note is invalid or unenforceable.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than a Swing Line Advance made by a Lender pursuant to Section 2.17(c)) and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than a Swing Line Advance made by a Lender pursuant to Section 2.17(c)) and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, in each case without further act of the Agent or any Lender, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Event of Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective. Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations of the Borrower hereunder, if any, and any amount in excess of such obligations shall be returned to the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the L/C Issuer and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any action, refrain from taking any action or exercise any discretionary powers (including, without limitation, enforcement or collection of the Notes), but shall be required to act or refrain from acting upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein) and such instructions shall be binding upon all Lenders and all holders of Notes. The Agent shall be fully protected in acting or refraining from acting as instructed by the Required Lenders (or such other number or percentage of Lenders) and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law; and

(c) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, the L/C Issuer or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 7.03. Agent’s Reliance, Etc. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance or a L/C Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender of the L/C Issuer prior to the making of such Advance or L/C Credit Extension. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.04. Bank of America and Affiliates. With respect to its Commitment, the Advances and L/C Credit Extensions made by it and any Note issued to it, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Bank of America were not the Agent and without any duty to account therefor to the Lenders or the L/C Issuer. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.05. Lender Credit Decision. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent, the L/C Issuer or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent, the L/C Issuer or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.06. Indemnification. The Lenders agree to indemnify the Agent, the L/C Issuer and their respective Related Parties (to the extent not reimbursed by the Borrower), ratably according to their respective Ratable Shares, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their respective Related Parties in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent, the L/C Issuer and their respective Related Parties under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s, the L/C Issuer’s or such Related Party’s bad faith, gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.06 applies whether any such investigation, litigation or proceeding is brought by the Agent, the L/C Issuer, their respective Related Parties, any Lender or a third party.

SECTION 7.07. Successor Agent. The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that no Borrower consent shall be required if a Default or Event of Default shall have occurred and be continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower, the L/C Issuer and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and L/C Issuer, (b) the retiring Swing Line Lender and L/C Issuer shall be discharged from all of its duties and obligations hereunder and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, syndication agent or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent, the L/C Issuer or a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as otherwise provided herein, increase the Commitments of the Lenders or any Lender’s percentage thereof, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) except as otherwise provided herein, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) except as otherwise provided herein, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.01A. Amendments Requiring the Consent of the L/C Issuer or Swing Line Lender. No amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) reduce the principal of, or interest on, the L/C Obligations or (b) except as otherwise provided herein, postpone any date fixed for any payment of principal of, or interest on, the L/C Obligations. No amendment, waiver or consent shall unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it. No amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement.

SECTION 8.02. Notices, Electronic Communication, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as the case may be, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Revolving Credit Borrowing and Notices of Swing Lien Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the L/C Issuer, each Lender and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, the L/C Issuer or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Agent and the Arrangers in connection with the preparation, execution and delivery of, and in connection with advising the Agent of its rights and obligations under, this

Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of one counsel for the Agent (but excluding internal counsel) and (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The Borrower further agrees to pay on demand all reasonable out-pocket costs and expenses of the Agent, the L/C Issuer and the Lenders, if any (including, without limitation, reasonable and documented fees and expenses of one counsel acting on the collective behalf of the Agent, L/C Issuer and the Lenders, necessary local counsel and additional counsel in the case of any conflict of interest), in connection with (x) the enforcement (whether through negotiations, legal proceedings or otherwise) and (y) the administration, modification, amendment of this Agreement, any Notes and the other documents to be delivered hereunder.

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Arranger, the L/C Issuer and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, claims, damages, losses, penalties, actions, judgments, suits, costs, disbursements and expenses (including, without limitation, reasonable and documented fees and expenses of one counsel for all Indemnified Parties, necessary local counsel, and additional counsel in the case of any conflict of interest) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such liability, obligation, claim, damage, loss, penalty, action, judgment, suit, cost, disbursement or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct, (ii) results from a material breach by such Indemnified Party of this Agreement or (iii) results from a dispute solely among the Indemnified Parties (other than any claim brought against the Agent or the L/C Issuer by any Lender, the L/C Issuer or any of their respective Affiliates), in each case regardless of whether the event giving rise to such liability shall have occurred prior to, on or after the date hereof. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding any other provisions to the contrary herein, no obligation to indemnify and hold harmless any Indemnified Party under this Section arises from a failure by such Indemnified Party to comply with any laws, regulations, rules or orders that may apply to its business, or a failure by such Indemnified Party to possess the capacity to participate in the transactions contemplated by this Agreement or to take all actions necessary to authorize its participation in such transactions. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, the L/C Issuer, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or L/C Credit Extensions.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, within seven days following demand by such Lender accompanied by a calculation in reasonable detail of the amount demanded (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the acceleration of the Advances and L/C Obligations pursuant to the provisions of Section 6.01, each Lender, the L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the L/C Issuer or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender or the L/C Issuer, whether or not such Lender or the L/C Issuer, as the case may be, shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender and the L/C Issuer agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender, the L/C Issuer and such Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by the L/C Issuer and each Initial Lender that the L/C Issuer and such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the L/C Issuer and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and the L/C Issuer.

SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances and participations in Swing Line Advances and L/C Obligations owing to it and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (other than its obligations under Section 7.06 to the extent any claim thereunder relates to an event arising prior to such assignment) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances and L/C Obligations owing to, each Lender and the L/C Issuer from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the L/C Issuer or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment that may have been delivered to the assigning Lender, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Thereafter, any Note requested by the assignee Lender pursuant to Section 2.19(a) shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) approved by the Borrower (unless an Event of Default has occurred and is continuing at the time any participation is effected), such approval not to be unreasonably withheld or delayed (it being understood that any objection by the Borrower to any Person reasonably considered by the Borrower to be a competitor, or an Affiliate of a competitor, of the Borrower shall be deemed to be not unreasonable); in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, any Note or Notes held by it and its participations in L/C Obligations and Swing Line Advances); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, in each case, that is an Eligible Assignee or has otherwise been approved by the Borrower, or an SPC, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant or SPC shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender in accordance with Section 8.08.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle sponsored, administered or managed by the Granting Lender (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) no SPC shall, solely by reason of any such grant or any Advance made by such SPC thereunder, be deemed to be a Lender hereunder, and (iii) the Granting Lender shall not be relieved of any of its obligations under this Agreement by reason of any such grant and, if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof with respect to any claim arising out of, or relating to, this Agreement or any Note or the performance or non-performance of any obligation thereunder. In addition, notwithstanding anything to the contrary contained in this Section 8.07(h), any SPC may (A) with notice to, but without (except as provided below) the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or, with the consent of the Borrower and the Agent, to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (B) disclose on a confidential basis (subject to the same terms as set forth in Section 8.08 with respect to the disclosure of any Confidential Information to assignees and participants) any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. For the avoidance of doubt, notwithstanding anything in this Section 8.07(h) to the contrary, no SPC nor any institution providing liquidity and/or credit support to, or for the account of, such SPC shall be entitled to the benefits of a Lender under this Agreement, including, but not limited to, the benefits under Sections 2.10 or 2.13 or any indemnification provisions, and the Granting Lender shall for all purposes, including any consent, approval or waiver hereunder, continue to be the Lender entitled to all the rights and benefits of a Lender under this Agreement, and bound by the obligations of a Lender hereunder, provided that in any case any such SPC (or any assignee thereof) shall be entitled to receive payments due in respect of any Advance made by such SPC hereunder. The Granting Lender hereby agrees to indemnify and hold harmless the Borrower from any additional cost or expense incurred by the Borrower in connection with the transactions contemplated by this Section 8.07(h) with respect to any grant made by such Granting Lender to any SPC. This section may not be amended without the written consent of the SPC.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Advances pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.21(c)) . If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to

Section 2.17(c). Upon the appointment of a successor L/C Issuer and/ or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 8.08. Confidentiality. None of the Agent, the L/C Issuer or any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s, the L/C Issuer’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants and SPCs, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process; provided that unless specifically prohibited by applicable law or court order each Lender and the Agent shall use reasonable efforts to endeavor to notify the Borrower of any request of any Governmental Authority (other than any such request in connection with an examination of the financial condition or operation of such Lender or the Agent) for disclosure of any confidential information prior to disclosure thereof and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. Before the Agent, the L/C Issuer or any Lender discloses any Confidential Information to any actual or prospective assignees and participants or SPCs, the Agent, the L/C Issuer or Lender wishing to disclose the Confidential Information shall obtain the written agreement of the proposed recipient to keep the information confidential. Each such written agreement shall state that it is for the benefit of and may be enforced by Borrower and a copy of the written agreement signed by the proposed recipient shall be sent to Borrower.

SECTION 8.09. Governing Law. This Agreement and any Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Patriot Act Notice. Each Lender, the L/C Issuer and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent, the L/C Issuer and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent, the L/ C Issuer and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Notes or the actions of the Agent, the L/C Issuer or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECKMAN COULTER, INC., as Borrower

By
Name: Title:

BANK OF AMERICA, N.A., as Administrative Agent

By
Name: Title:

Initial Lenders

Commitment

$45,000,000	BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

By
Name: Title:

$45,000,000	JPMORGAN CHASE BANK, N.A.

By
Name: Title:

$45,000,000	CITIBANK, N.A.

By
Name: Title:

$35,000,000	UNION BANK, N.A.

By
Name: Title:

$35,000,000	MORGAN STANLEY BANK, N.A.

By
Name: Title:

$25,000,000	THE BANK OF NEW YORK MELLON

By
Name: Title:

$25,000,000	THE BANK OF NOVA SCOTIA

By
Name: Title:

$25,000,000	STANDARD CHARTERED BANK

By
Name: Title:

$25,000,000	GOLDMAN SACHS BANK USA

By
Name: Title:

$25,000,000	WELLS FARGO BANK, N.A.

By
Name: Title:

$20,000,000	THE NORTHERN TRUST COMPANY

By
Name: Title:
$350,000,000.00 Total of the Commitments